Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-111761 and 333-115022 of Frederick County Bancorp, Inc. on Form S-8 of our report, dated January 21, 2005, appearing in this Annual Report on Form 10-KSB of Frederick County Bancorp, Inc. for the year ended December 31, 2004.

/s/ McGladrey & Pullen, LLP

Frederick, Maryland
March 14, 2005